MANAGEMENT AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of the first (1st) day of June 2012 (the “Effective Date”), entered into between Cannabis Science, Inc. a Nevada Corporation, with its principal offices located at 6946 North Academy Blvd Suite B #254, Colorado Springs, Colorado 80918 (the “Company” or “CBIS”) and Dr. Roscoe Moore Jr., with an address of 14315 Arctic Avenue, Rockville, Maryland 20853 (the “Senior Scientific Advisory Board Member”) in connection with the provision of the Senior Scientific Advisory Board Member’s services to the Company.

WHEREAS:

A.

The Company is in the business of manufacturing, marketing and distributing legal cannabis/hemp products worldwide;

B.

The Company wishes to engage the services of the Senior Scientific Advisory Board Member as an independent contractor of the Company; and

C.

The Company and the Senior Scientific Advisory Board Member have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.

ENGAGEMENT AS A SENIOR SCIENTIFIC ADVISORY BOARD MEMBER

1.1

The Company hereby engages the Senior Scientific Advisory Board Member as an independent contractor of the Company, to undertake the duties and title of Senior Scientific Advisory Board Member and agrees to exercise those powers as requested by the Company or its subsidiaries from time to time, (collectively the “Services”) and the Senior Scientific Advisory Board Member accepts such engagement on the terms and conditions set forth in this Agreement.

2.

TERM OF THIS AGREEMENT

2.1

The term of this Agreement shall begin as of the Effective Date and shall continue for a minimum of two (2) years, unless terminated earlier pursuant to Sections 10 and 11 herein (the “Term”).  Both parties shall mutually agree any renewal period for this Agreement, including the renewal term and any compensation for services during the renewal term.

3.

SENIOR SCIENTIFIC ADVISORY BOARD MEMBER SERVICES

3.1

The Senior Scientific Advisory Board Member shall undertake and perform the duties and responsibilities commonly associated with acting in the capacity of Scientific Advisory Board Member, including, but not limited to those duties attached hereto as Appendix “A”.   The Senior Scientific Advisory Board Member agrees that his duties may be reasonably modified at the Company’s and the Senior Scientific Advisory Board Member’s mutual agreement from time to time.

3.2

In providing the Services the Senior Scientific Advisory Board Member shall:

  comply with all applicable laws of any relevant jurisdiction, including all local, state, provincial, federal and national statutes, laws and regulations;
  not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;
  not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and
  not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent.

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4.

SENIOR SCIENTIFIC ADVISORY BOARD MEMBER COMPENSATION

4.1

Management Fees.  As compensation for the provision of the Services, the Company shall pay the Senior Scientific Advisory Board Member:

(i)

the sum of $5,000 per month via wire transfer by the 15th of each month on a continual monthly basis until completion of the term of service under this Agreement;

(ii)

the sum of $10,000 at the end of the first year of services, contingent on the Senior Scientific Advisory Board Member continuing the second year of the initial term under this Agreement; and

(iii)

an annual increase in compensation for services of ten (10) percent every year until the completion of the term of service.

Every twelve (12) months, there will be an evaluation based on job performance and cash flows being generated from Company operations in determining a further increase in monthly salary at the sole discretion of the Company.

4.1

Shares.  As further compensation for the provision of the Services, the Company shall grant the Senior Scientific Advisory Board Member one hundred and fifty thousand (150,000) shares newly issued Rule 144-restricted shares of Buyer common stock which trades on the NASD Over-the-counter Bulletin Board under the symbol CBIS.OB, par value $0.001 per share, for each of the two (2) years of services under this Agreement for a total of three hundred thousand (300,000) common shares.

4.2

Performance Bonus. As further compensation based on job performance, product development & branding, product sales, achievement of project or operational milestones, the company has the option to provide an additional bonus schedule for the Senior Scientific Advisory Board Member.

5.

NO REIMBURSEMENT OF EXPENSES

5.1

The parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Senior Scientific Advisory Board Member on the Senior Scientific Advisory Board Member’s own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services.  Notwithstanding the foregoing, the Company shall reimburse the Senior Scientific Advisory Board Member for any bona fide expenses incurred by the Senior Scientific Advisory Board Member on behalf of the Company in connection with the provision of the Services provided that the Senior Scientific Advisory Board Member submits to the Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 10 days after the Senior Scientific Advisory Board Member incurs such expenses.  However, the Company shall have no obligation to reimburse the Senior Scientific Advisory Board Member for any single expense in excess of $500 dollars or $3,000.00 dollars in the aggregate without the express prior written approval of the Company’s Board of Directors.

6.

CONFIDENTIALITY

6.1

The Senior Scientific Advisory Board Member shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or Senior Scientific Advisory Board Members (the "Confidential Information").  The Senior Scientific Advisory Board Member shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Senior Scientific Advisory Board Member is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.  As a material inducement to the Company entering into this Agreement, the Senior Scientific Advisory Board Member shall, at the Company’s request, execute a confidentiality and non-disclosure agreement in a form mutually agreed upon by the Company and the Senior Scientific Advisory Board Member. In respects to the Senior Scientific Advisory Board Member, the Company will need approval by the Senior Scientific Advisory Board Member for any press or media releases containing the Senior Scientific Advisory Board Members name and/or position and title within the Company.

7.

GRANTS OF RIGHTS AND INSURANCE

7.1

 The Senior Scientific Advisory Board Member agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions.  All intellectual property rights and any other rights (including, without limitation, all copyright) which the Senior Scientific Advisory Board Member may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created.  The Senior Scientific Advisory Board Member hereby waives any moral rights of authors or similar rights the Senior Scientific Advisory Board Member may have in or to the results and proceeds of the Consulting Services hereunder.

7.2

The Company shall have the right to apply for and take out, at the Company's expense, life, health, accident, or other insurance covering the Senior Scientific Advisory Board Member, in any amount the Company deems necessary to protect the Company's interest hereunder.  The Senior Scientific Advisory Board Member shall not have any right, title or interest in or to such insurance.

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8.

REPRESENTATIONS AND WARRANTIES

8.1

The Senior Scientific Advisory Board Member represents, warrants and covenants to the Company as follows:

(a)

the Senior Scientific Advisory Board Member is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder;

(b)

the Senior Scientific Advisory Board Member is not under any physical or mental disability that would hinder the performance of his duties under this Agreement;

9.

INDEMNIFICATION

9.1

The Senior Scientific Advisory Board Member shall indemnify and hold harmless the Company, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Senior Scientific Advisory Board Member of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Senior Scientific Advisory Board Member.

9.2

The Company shall indemnify and hold harmless the Senior Scientific Advisory Board Member, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Company of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Company.

10.

 NO OBLIGATION TO PROCEED.

10.1

Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that the Senior Scientific Advisory Board Member is not in material default of the terms and conditions hereof, nothing contained in this section 10.1 shall relieve the Company of its obligation to deliver to the Senior Scientific Advisory Board Member the Compensation.  All of the foregoing shall be subject to the other terms and conditions of this Agreement (including, without limitation, the Company’s right of termination, disability and default).

11.

RIGHT OF TERMINATION.

11.1

The Company and the Senior Scientific Advisory Board Member shall each have the right to terminate this Agreement at any time after the full term of this Agreement in its sole discretion by giving not less than 30 days written notice. Upon termination of this agreement all monies due to the contractors will be considered paid in full for the term the services were performed. Upon termination of this agreement the Senior Scientific Advisory Board Member shall continue to work with the company to fulfill the obligations of this agreement.

12.

DEFAULT/DISABILITY.

12.1

No act or omission of the Company hereunder shall constitute an event of default or breach of this Agreement unless the Senior Scientific Advisory Board Member shall first notify the Company in writing setting forth such alleged breach or default and the Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure).  Upon any material breach or default by the Senior Scientific Advisory Board Member of any of the terms and conditions hereof, or the terms and conditions of any other agreement between the Company and the Senior Scientific Advisory Board Member for the services of the Senior Scientific Advisory Board Member, the Senior Scientific Advisory Board Member may cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure), or the Company shall immediately have the right to suspend or to terminate this Agreement and any other agreement between the Company and the Senior Scientific Advisory Board Member for the services of the Senior Scientific Advisory Board Member.

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13.

COMPANY'S REMEDIES.

13.1

The services to be rendered by the Senior Scientific Advisory Board Member hereunder and the rights and privileges herein granted to the Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by the Senior Scientific Advisory Board Member of any of the provisions of this Agreement shall cause the Company irreparable injury and damages.  The Senior Scientific Advisory Board Member expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof the Senior Scientific Advisory Board Member.  Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which the Company may have in the premises for damages or otherwise.

14.

INDEPENDENT CONTRACTORS.

14.1

Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the parties for any purpose whatsoever.  Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner.  It is expressly understood that the relationship between the parties is one of independent contractors.

15.

MISCELLANEOUS PROVISIONS

(a)

Time.  Time is of the essence of this Agreement.

(b)

Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)

Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)

Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)

Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f)

Assignment.  The Company may assign this Agreement, in whole or in part, at any time to any party, as the Company shall determine in its sole discretion; provided that, no such assignment shall relieve the Company of its obligations hereunder unless consented to by the Senior Scientific Advisory Board Member in writing.  The Senior Scientific Advisory Board Member may assign this Agreement with the prior written consent of the Company.

(g)

Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified.  Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

(h)

Entire agreement.  This Agreement contains the entire understanding and agreement among the parties.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing signed by all parties.

(i)

Jurisdiction and Venue.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada. Therefore, each of the parties hereto hereby consents to the jurisdiction and venue of the courts of the State of Nevada.

(j)

Waiver.  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(k)

Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  In the event that the document is signed by one party and sent via facsimile to another the parties agree that a facsimile signature shall be binding upon the parties to this Agreement as though the signature was an original.

(l)

Successors.  The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

(m)

Counsel.  The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

[Signature page to follow]

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Signed by:

CANNABIS SCIENCE, INC.

Per: /s/ Dr. Robert Melamede

___________________________

Dr. Robert Melamede, President

SENIOR SCIENTIFIC ADVISORY BOARD MEMBER:

Per: /s/ Dr. Roscoe Moore Jr

_______________________________

Dr. Roscoe Moore Jr.

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APPENDIX “A”

Senior Scientific Advisory Board Member’s duties include, but are not limited to the following:

A.

Scientific Advisory Board Member:

B.

Dr. Roscoe Moore Jr.

14315 Arctic Avenue

Rockville, Maryland 20853

Email: rmoore@phrockwood.com

Phone: 301 871 1134

1.

SERVICES

a)

Provide complete advisory services as mutually agreed by both parties including but not limited to a number of issues most notably: HIV/AIDS [viral suppression], Kaposi [HHV8] and other potential cancer treatments, and “pain” management, government, regulatory and financial advise.

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